EXHIBIT 10.2

SLM Corporation 2021 Omnibus Incentive Plan
2022 Performance Stock Unit Term Sheet

Pursuant to the terms and conditions of the SLM Corporation 2021 Omnibus Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) of the SLM Corporation Board of Directors hereby grants to _____________________ (the “Grantee”) on February 18, 2022 (the “Grant Date”) a target award (the “Award”) of ______ shares of Performance Stock Units (“PSUs”), which represent the right to acquire shares of common stock of SLM Corporation (the “Corporation”), subject to the following terms and conditions (this “Agreement”):

1.Vesting Schedule. Unless vested earlier as set forth below, the Award will vest, and will be converted into shares of the Corporation’s common stock, based on the following vesting terms:

•A specified number of the total PSUs granted to each executive shall vest in amounts based on the Corporation’s total shareholder return (“TSR”) as measured during the performance period from February 18, 2022 through February 18, 2025 (the “Performance Period”), as shown on the attached chart in Appendix A. Each vested PSU shall be subject to the Transfer Restrictions (as defined below) set forth herein. Following the lapse of the Transfer Restrictions, each vested PSU will be settled in shares of the Corporation’s common stock.
•“TSR” shall be determined with respect to the Corporation and the members of its Peer Group (as that term is defined below) by dividing (i) the difference (whether positive or negative) between (x) such company’s twenty (20) day trading average, using the closing prices, for the twenty (20) trading days immediately preceding February 18, 2025 (the “Measurement End Date”) and (y) such company’s twenty (20) day trading average, using the closing prices, concluding on the twentieth (20th) trading day immediately following the Grant Date (the “Measurement Start Date”) by (ii) such company’s twenty (20) day trading average, using the closing prices, concluding on the Measurement Start Date. Both twenty (20) day averages will assume dividend reinvestment on the ex-dividend dates, as applicable. If the Measurement Start Date or the Measurement End Date are not trading dates, the twenty (20) day trading average concluding on the immediately preceding trading date shall be the applicable average for purposes of determining the Corporation’s or any Peer Group member’s TSR. Also for this purpose, each trading average will include only trading days, which will be determined on a separate basis for the Corporation and each Peer Group member, based on trading on the primary exchange on which such company’s shares are traded. Any non-cash distributions shall be ascribed such dollar value as may be determined.

•The “Peer Group” of the Corporation is set forth in Appendix A.
•The performance goals shall equitably and proportionally be adjusted to preserve the intended incentives of PSUs and exclude or mitigate the impact of, as the case may be, the effects of a stock split, reverse stock split, spin off, extraordinary stock dividend, or other equity restructuring events.
•The calculation of TSR shall be independently validated by the Chief Risk Officer of the Corporation and certified by the Committee.
•PSUs shall vest on the later of (i) February 18, 2025 and (ii) the date by which the Committee has certified the level of attainment of TSR (such later date, the “Vesting Date”). The Vesting Date shall be no later than March 31, 2025. Following the Vesting Date, the PSUs shall be fully vested but subject to Transfer Restrictions and forfeiture conditions set forth herein, with such Transfer Restrictions and forfeiture conditions to lapse on the one (1) year anniversary of the Vesting Date (such date, the “Restriction Lapse Date,” and such period between the Vesting Date and the Restriction Lapse Date, the “Holding Period”). Upon such lapsing of the Transfer Restrictions and no later than March 31, 2026, the PSUs shall be settled in shares of the Corporation’s common stock.
•During the Holding Period, none of the PSUs under the Award may be sold, transferred or otherwise assigned during the Holding Period, except as set forth in Section 12 of the Plan (the “Transfer Restrictions”). If, during the Holding Period, the Corporation terminates the Grantee’s employment for Misconduct, he or she shall forfeit the Award in its entirety as of the date of such termination of employment. If the Corporation terminates the Grantee’s employment for any reason other than for Misconduct, or the Grantee terminates his or her employment for any reason during the Holding Period, the Award will remain subject to the Transfer Restrictions through the Restriction Lapse Date.
•The Committee has discretion to increase or decrease the shares issuable pursuant to the Award; provided that in no event shall the number of shares granted under the Award exceed 200% of the target award.

2.    Employment Termination; Death; Disability. Except as provided below, if, prior to the Vesting Date, the Grantee (i) voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason or (ii) his or her employment is terminated by the Corporation (or one of its subsidiaries) for Misconduct, as determined by the Corporation (or one of its subsidiaries) in its sole discretion, he or she shall forfeit any portion of the Award that has not vested, in either case, as of the date of such termination of employment (for the avoidance of doubt, even if the Performance Period is complete). For purposes of this Agreement, “Misconduct” is defined as an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules; an unauthorized disclosure of any Corporation trade secret or confidential information; any conduct constituting unfair competition; inducing any customer of the Corporation to breach a contract with the Corporation or any principal for whom the Corporation acts as agent to terminate such agency relationship; or engaging in any other act or conduct proscribed by the senior human resources officer as Misconduct.
If not previously vested, the Award will continue to vest, and will be settled in shares of the Corporation’s common stock, subject to the original performance goal, Performance Period and Holding Period set forth above on the original vesting terms set forth above and the Restriction Lapse Date in the event that (i) the Grantee’s employment is terminated by the Corporation for any reason other than for Misconduct, as determined by the Corporation in its sole discretion, or (ii) the Grantee voluntarily ceases to be an employee of the Corporation (or one of its subsidiaries) and meets the Corporation’s retirement eligibility requirements under the Corporation’s then current retirement eligibility policy, which shall be determined by the Corporation in its sole discretion.

If not previously vested, the Award will vest, and will be settled in shares of the Corporation’s common stock (i.e., the Award will no longer be subject to the Transfer Restrictions), at the target level set forth above, upon death or Disability (provided that such Disability qualifies as a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4)).

The Award shall be forfeited upon termination of employment due to Misconduct, as determined by the Corporation in its sole discretion.

Notwithstanding anything stated herein, the Plan or in the SLM Corporation Change in Control Severance Plan for Senior Officers, the Award shall not be subject to the terms set forth in the SLM Corporation Change in Control Severance Plan for Senior Officers.

3.    Change in Control. Notwithstanding anything to the contrary in this Agreement:

(a)    In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, then any portion of the Award that is not vested shall vest at the greater of (i) 100% target level set forth in the vesting schedule herein or (ii) the actual level based on the relative TSR as measured on the date of such Change in Control, and the Holding Period set forth herein shall not apply; provided, however, the settlement of the accelerated portion of the PSUs into shares of common stock (i.e., the settlement of the Award) will nevertheless be made at the same time or times as if such PSUs had vested (without regard to any Holding Period) in accordance with the vesting schedule set forth in Section 1 or, if earlier, upon the termination of the Grantee’s employment for reasons other than Misconduct.

(b)    If the Grantee’s employment terminates within twenty-four (24) months following a Change in Control for any reason other than (i) by the Corporation for Misconduct, as determined by the Corporation in its sole discretion or (ii) by the Grantee’s voluntary termination of employment that is not a Termination of Employment for Good Reason, as defined in the Change in Control Severance Plan for Senior Officers (if applicable to the Grantee), any portion of the Award not previously vested shall immediately become common stock, upon such employment termination (without regard to any Holding Period).

4.    Taxes; Dividends. The Grantee of the Award shall make such arrangements as may reasonably be required by the Corporation, including transferring a sufficient number of shares of the Corporation’s common stock, to satisfy the income and employment tax withholding requirements that accrue upon the Award becoming vested or, if applicable, settled in shares of the Corporation’s common stock (by approving this Agreement, the Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC Rule 16b-3). For the avoidance of doubt, the Corporation may withhold such shares as may be required to pay any applicable payroll taxes, including, without limitation, taxes owed under the Federal Insurance Contributions Act (FICA) or the Federal Unemployment Tax Act (FUTA), that may become due on the Vesting Date. Dividends declared on an unvested Award will not be paid in cash currently except in the case of fractional shares as set forth below. Instead, an account established on behalf of the Grantee will be credited with an amount equal to such dividends, which amount shall be reinvested in additional shares of the Corporation’s common stock (“Dividend Equivalent”). The value of the Dividend Equivalents will be calculated in the same manner as dividends paid to holders of common stock. Such Dividend Equivalents will be subject to the same vesting schedule and Transfer Restrictions to which the Award is subject and shall be subject to adjustment based on the same performance measures applicable to the underlying PSUs and shall be payable at the same time that the underlying PSUs are payable. Upon vesting of any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share amount) will also vest. Upon the lapse of any of the Transfer Restrictions on any portion of the Award, the amount of Dividend Equivalents allocable to such Award (and any fractional share) will be converted into shares of the Corporation’s common stock (provided that any fractional share amount shall be paid in cash).

5.    Section 409A. For purposes of Section 409A of the Internal Revenue Code, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment and benefit payable under this Agreement is hereby designated as a separate payment. The parties intend that all PSUs provided under this Agreement and shares issuable hereunder comply with or be exempt from the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance or some lesser portion of the balance, of the PSUs is to be accelerated in connection with the Grantee’s termination of service, such accelerated PSUs will not be settled by virtue of such acceleration until and unless the Grantee has a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), as determined by the Corporation, in its sole discretion. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if (x) any of the PSUs to be provided in connection with the Grantee’s separation from service do not qualify for any reason to be exempt from Section 409A, (y) the Grantee is, at the time of such separation from service, a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and (z) the settlement of such PSUs would result in the imposition of additional tax under Section 409A if such settlement occurs on or within the six (6) month period following the Grantee’s separation from service, then, to the extent necessary to avoid the imposition of such additional taxation, the settlement of any such PSU during such six (6) month period will accrue and will not be settled until the date six (6) months and one (1) day following the date of the Grantee’s separation from service and on such date (or, if earlier, the date of the Grantee’s death), such PSUs will be settled.

6.    Clawback Provision. If the Board, or an appropriate committee thereof, determines that (a) any material misstatement of financial results or a performance metric criteria has occurred as a result of the Grantee’s conduct or (b) the Grantee has committed a material violation of corporate policy or has committed fraud or Misconduct, then the Board or such committee may, in its sole discretion, require reimbursement of any compensation resulting from the vesting of PSUs and the cancellation of any outstanding PSUs from the Grantee (whether or not such individual is currently employed by the Corporation) during the three (3) year period following the date on which the conduct resulting in the material misstatement occurred, or the date such violation, fraud or Misconduct occurred, as determined by the Board or the applicable committee. The Board or such committee shall consider all factors, with particular scrutiny when one of the Senior Vice Presidents or above are involved, in determining whether and to what extent such involvement described herein occurred and the amount of such reimbursement. Notwithstanding anything to the contrary herein, this provision shall be subject to adjustment and amendment to conform with any current or subsequently adopted policy or amendment relating to the clawback of compensation as may be adopted by the Board or an appropriate committee thereof.

7.    Securities Law Compliance. The Corporation may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any transfer or sale by the Grantee of any shares of the Corporation’s common stock, including without limitation (a) restrictions under an insider trading policy and (b) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the shares of the Corporation’s common stock. The sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.

8.    Data Privacy. As an essential term of the Award, the Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described herein for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. By accepting the Award, the Grantee acknowledges that the Corporation holds certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, tax rates and amounts, nationality, job title, any shares of stock held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee or the Corporation may elect to deposit any shares of the Corporation’s common stock. The Grantee acknowledges that Data may be held to implement, administer and manage the Grantee’s participation in the Plan as determined by the Corporation, and that the Grantee may request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, provided however, that refusing or withdrawing the Grantee’s consent may adversely affect the Grantee’s ability to participate in the Plan.

9.    Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation, and such consent shall remain in effect throughout the Grantee’s term of service with the Corporation (or its subsidiaries) and thereafter until withdrawn in writing by the Grantee.

10.    Board Interpretation. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board and, where applicable, the Committee concerning any questions arising under this Agreement or the Plan.

11.    No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Grantee any right to continued employment with the Corporation or any of its subsidiaries or affiliates.

12.    Amendments for Accounting Charges. The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

13.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

14.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, or, if mailed or emailed, when received by, the other party at the following addresses:

If to the Corporation to:

Human Resources Department
ATTN: Total Rewards
300 Continental Drive
Newark, DE 19713
HR_Inbox@salliemae.com

If to the Grantee, to (i) the last address maintained in the Corporation’s Human Resources files for the Grantee or (ii) the Grantee’s mail delivery code or place of work at the Corporation (or its subsidiaries).

15.    Plan Controls; Entire Agreement; Capitalized Terms. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan control, except as expressly stated otherwise herein. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature. Capitalized terms not defined herein shall have the meanings as described in the Plan.

16.    Miscellaneous. In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Grantee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement. The Grantee is responsible for complying with all laws applicable to the Grantee, including federal and state securities reporting laws.

17.    Deemed Acceptance. The Grantee is deemed to accept the Award of PSUs under this Agreement and to agree that such Award is subject to the terms and conditions set forth in this Agreement and the Plan unless the Grantee provides the Corporation written notification of the Grantee’s rejection of the Award of PSUs not later than thirty (30) days after the Grantee’s receipt of notice of the posting of this Agreement on-line or through electronic means (in which case such Award will be forfeited and the Grantee shall have no further right or interest therein as of such date).